Exhibit 99.2

SIGNATURES

/s/ Ding Xuedong_____________________________________ Ding Xuedong, China Investment Corporation	11/5/2013
/s/ Li Keping________________________________________ Li Keping, Stable Investment Corporation	11/5/2013
/s/ Li Keping________________________________________ Li Keping, Best Investment Corporation	11/5/2013